Exhibit 10.22

BAXTER INTERNATIONAL INC. AND SUBSIDIARIES
SUPPLEMENTAL PENSION PLAN

(Amended and Restated Effective January 1, 2015)

TABLE OF CONTENTS

ARTICLE I GENERAL	1

1.1  Purpose and Effective Date1

1.2  Plan Administration; Source of Benefit Payments1

1.3  Limitation on Provisions1

1.4  Inactive Participation1

1.5  Plan Supplements1

1.5  Baxalta Incorporated Spin-Off2

ARTICLE II DEFINITIONS	3

2.1  Accrued Benefit3

2.2  Administrative Committee3

2.3  Beneficiary3

2.4  Benefit3

2.5  Code3

2.6  Controlled Group3

2.7  Corporation3

2.8  Deferred Compensation Plan3

2.9  Effective Date3

2.10  ERISA3

2.11  Excess Benefit3

2.12  Non-Participating Employer3

2.13  Participant3

2.14  Participating Employer3

2.15  Pension Make-Whole Benefit4

2.16  Pension Plan4

2.17  Plan4

2.18  Points4

2.19  Qualified Benefit4

2.20  Section 409A4

2.21  Special Supplemental Benefit4

2.22  Termination of Employment4

ARTICLE III PARTICIPATION IN THE PLAN	6

3.1  Eligibility6

3.2  Restricted Participation6

3.3  No Contract of Employment6

3.4  Participation Freeze6

ARTICLE IV AMOUNT AND PAYMENT OF PLAN BENEFITS	8

4.1  Plan Benefits8

4.2  Excess Benefit8

4.3  Pension Make-Whole Benefit8

4.4  Special Supplemental Benefits8

4.5  Actuarial Equivalence9

4.6  Time and Form of Payment9

4.7  Death Benefits12

4.8  Withholding Taxes13

4.9  Compliance with Section 409A13

4.10  Correction of Errors13

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TABLE OF CONTENTS

ARTICLE V ADMINISTRATION	14

5.1  Administrative Committee14

5.2  Administrative Committee Powers14

5.3  Effect of Administrative Committee Decisions15

5.4  Claims Procedure15

5.5  Action by Administrative Committee16

5.6  Indemnity16

ARTICLE VI AMENDMENT AND TERMINATION	17

6.1  Amendment and Termination17

6.2  Successors and Assigns17

ARTICLE VII MISCELLANEOUS	18

7.1  Unfunded Plan18

7.2  Unsecured General Creditor18

7.3  Nonassignability18

7.4  Not a Contract of Employment18

7.5  Protective Provisions18

7.6  Governing Law19

7.7  Severability19

7.8  Notice19

7.9  Successors19

7.10  Action by Corporation19

7.11  Effect on Benefit Plans19

7.12  Participant Litigation19

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BAXTER INTERNATIONAL INC. AND SUBSIDIARIES
SUPPLEMENTAL PENSION PLAN

(Amended and Restated Effective January 1, 2015)

ARTICLE I

GENERAL

1.1Purpose and Effective Date.  Baxter International Inc. (the “Corporation”) established the Baxter International Inc. and Subsidiaries Supplemental Pension Plan (the “Plan”), effective as of January 1, 1989, to assist in providing retirement and other benefits to certain employees of the Corporation and its affiliates which are in addition to those provided under the Baxter International Inc. and Subsidiaries Pension Plan (the “Pension Plan”).  The Plan was previously amended effective January 1, 2005 and January 1, 2009.  The following provisions constitute an amendment and restatement of the Plan effective as of January 1, 2015, the “Effective Date” of the Plan set forth herein.  The Plan is intended to constitute an unfunded plan maintained primarily for the purpose of providing deferred compensation to a select group of management or highly compensated employees for purposes of ERISA.

1.2Plan Administration; Source of Benefit Payments. The authority to control and manage the operation and administration of the Plan shall be vested in the Administrative Committee, as set forth in Article V.  A Participating Employer’s obligation under the Plan shall be reduced to the extent that any amounts due under the Plan are paid from one or more trusts, the assets of which are subject to the claims of general creditors of the Participating Employer or any affiliate thereof, provided, however, that nothing in the Plan shall require the Corporation or any Participating Employer to establish any trust to provide benefits under the Plan.

1.3Limitation on Provisions.  Any benefit payable under the Pension Plan shall be paid solely in accordance with the terms and conditions of the Pension Plan and nothing in the Plan shall operate or be construed in any way to modify, amend or affect the terms and provisions of the Pension Plan.

1.4Inactive Participation.  Except as otherwise specifically provided herein, the benefits, if any, payable to or on behalf of Participants who terminated employment with the Corporation and its affiliates prior to the Effective Date shall be determined in accordance with the terms of the Plan as in effect on such Termination of Employment; provided that any provision of the Plan that is required to be effective as of an earlier in order to comply with Section 409A of the Code shall be effective as of such date.

1.5Plan Supplements.  The provisions of the Plan as applied to any Participating Employer or Participant may be modified and/or supplemented from time to time by the adoption of one or more Supplements.  In the event of any inconsistency between a Supplement and the Plan document, the terms of the Supplement shall govern; provided that no Supplement shall alter the provisions of Section 4.9 (except that a Supplement may provide that the portion of any Special Supplemental Benefit is not subject to the provisions of the Plan intended to comply with Section 409A to the extent such portion was accrued and vested on December 31, 2004, and that the Special Supplemental Benefit is not materially modified after October 3, 2004) or otherwise cause the Plan to be administered in a manner that does not comply with Section 409A.

1.6Baxalta Incorporated Spin-Off.  In connection with the Company’s spin-off of its biopharmaceutical business, the Company underwent an internal reorganization and incorporated Baxalta Incorporated (“Baxalta”) as a subsidiary of the Company.  The Company anticipates that Baxalta shall be spun-off on or around July 1, 2015 (the “Spin-Off”) pursuant to a Separation and Distribution Agreement (the “Agreement”).  Effective as of the Spin-Off (the “Spin-Off Date”), Baxalta shall be an independent, publicly traded corporation which owns and operates the biopharmaceutical business previously owned and operated by the Company.  As described in the Agreement and the Employee Matters Agreement, Baxalta shall establish the Baxalta Incorporated Supplemental Pension Plan (the “Baxalta Plan”), an unfunded nonqualified deferred compensation plan that generally mirrors the Plan, to provide for the benefits of the following Employees who were Participants immediately prior to the date such Employee transfers to employment with Baxalta from the Company:

(a)

An Employee (including an Employee who is on an approved leave of absence from the Company) who transfers to employment with Baxalta, or one of its subsidiaries, from the Company on or before the Spin-Off Date;

(b)	An Employee who transfers to employment with Baxalta, or one of its subsidiaries, from the Company in accordance with the Transition Services Agreement.

As described in the Agreement and the Employee Matters Agreement, Baxalta shall assume the obligation to pay all benefits accrued under the Plan for the benefit of each Employee who transfers to employment with Baxalta as described in this Section (a “Baxalta Participant”).  As a result of the Spin-Off, a Baxalta Participant shall cease to have any benefit under the Plan following his transfer of employment to Baxalta, and shall instead participate under the Baxalta Plan.  To the maximum extent permitted by Treas. Reg. §1.409A-1(h)(4), a Baxalta Participant shall not be considered to have incurred a Termination of Employment for purposes of the Plan or a separation from service as defined in Section 409A solely as a result of the transfer describe above.

ARTICLE II

DEFINITIONS

2.1Accrued Benefit. Accrued Benefit shall have the meaning ascribed to such term under the Pension Plan.

2.2Administrative Committee.  Administrative Committee shall have the meaning ascribed to such term under the Pension Plan.

2.3Beneficiary.  A Participant’s Beneficiary shall be the Participant’s beneficiary under the Pension Plan (or the person who would be the Participant’s beneficiary under the Pension Plan if the Participant’s Qualified Benefit were paid in the same form and at the same time as his Benefit hereunder).

2.4Benefit.  A Participant’s Benefit means the sum of the Participant’s Excess Benefit, Make-Whole Benefit, and Special Supplemental Benefit, if any, unless otherwise provided.

2.5Code.  Code means the Internal Revenue Code of 1986, as amended.

2.6Controlled Group.  Controlled Group means the Corporation and all other business entities, whether or not incorporated, which, together with the Corporation, would be considered a single employer under section 414(b) or (c) of the Code.

2.7Corporation.  Corporation has the meaning ascribed to such term in Section 1.1.

2.8Deferred Compensation Plan.  Deferred Compensation Plan means Baxter International Inc. and Subsidiaries Deferred Compensation Plan.

2.9Effective Date.  Effective Date means the effective date of this amendment and restatement of the Plan, which January 1, 2015.  The original effective date of the Plan was January 1, 2002.

2.10ERISA.  ERISA means the Employee Retirement Income Security Act of 1974, as amended.

2.11Excess Benefit.  Excess Benefit means the benefit determined under Section 4.2.

2.12Non-Participating Employer.  A Non-Participating Employer means any Employer which is not a Participating Employer.

2.13Participant.  Participant means an employee of a Participating Employer who is eligible for an Excess Benefit, Pension Make-Whole Benefit or Special Supplemental Benefit, as set forth in Section 3.1.

2.14Participating Employer.  Participating Employer means the Corporation and any affiliate of the Corporation, which is a Participating Employer under the Pension Plan.

2.15Pension Make-Whole Benefit.  Pension Make-Whole Benefit means the benefit determined under Section 4.3.

2.16Pension Plan.  Pension Plan has the meaning ascribed to such term in Section 1.1.

2.17Plan.  Plan has the meaning ascribed to such term in Section 1.1.

2.18Points.  A Participant’s Points shall be equal to the number of Points the Participant has accumulated as of any date under the terms of the Pension Plan as in effect on December 31, 2008, without regard to any amendments to the Pension Plan adopted after such date which directly or indirectly affect the Participant’s Points.

2.19Qualified Benefit.  Qualified Benefit means the Participant’s actual Accrued Benefit payable under the Pension Plan.

2.20Section 409A.  Section 409A means Section 409A of the Internal Revenue Code of 1986, as enacted by the American Jobs Creation Act of 2004 and as subsequently amended, and including all Treasury Regulations and other authoritative guidance issued pursuant thereto.

2.21Special Supplemental Benefit.  Special Supplement Benefit means the benefit determined under Section 4.4.

2.22Termination of Employment.  A Termination of Employment occurs on the date on which a Participant incurs a separation from service as defined in Treasury Regulations issued pursuant to Section 409A.  The following rules are intended to implement the requirements of Section 409A, and may be adjusted by the Administrative Committee as required to comply with  guidance issued under Section 409A:

(a)

The Participant shall not be considered to have separated from service so long as the Participant is on military leave, sick leave, or other bona fide leave of absence if the period of such leave does not exceed six months, or if longer, so long as the Participant retains a right to reemployment with a Participating Employer under an applicable statute or by contract.

(b)

Regardless of whether his employment has been formally terminated, the Participant will be considered to have separated from service as of the date it is reasonably anticipated that no further services will be performed by the Participant for any Participating Employer, or that the level of bona fide services the Participant will perform after such date will permanently decrease to no more than 20 percent of the average level of bona fide services performed over the immediately preceding 36-month period (or the full period of employment if the Participant has been employed for less than 36 months).  For purposes of the preceding test, during any paid leave of absence the Participant shall be considered to have been performing services at the level commensurate with the amount of compensation received, and unpaid leaves of absence shall be disregarded.

(c)

For purposes of determining whether the Participant has separated from service, all services provided for any Employer, or for any entity that is a member of the Controlled Group, shall be taken into account, whether provided as an employee or as a consultant or other independent contractor; provided that the Participant shall not be considered to have not separated from service solely by reason of service as a non-employee director of the Corporation or any other such entity.  Solely for purposes of this Section 2.19, the term “Controlled Group” shall be modified by substituting “50 percent” for “80 percent” for all purposes of section 414(b) and (c) of the Code (and Section 1563 to the extent incorporated therein).

(d)

A Participant who is employed by a Participating Employer, and continues to be employed by the Participating Employer following a stock sale, spin-off, or other transaction that causes the Participant’s employer to cease to be a member of the Controlled Group, shall not be considered to have incurred a Termination of Employment as a result of such transaction.  A Participant who ceases to be employed by the Corporation or any member of the Controlled Group as a result of a sale of substantially all of the assets constituting a division, facility, or separate line of business, shall be considered to have incurred a Termination of Employment unless the Corporation (or Participating Employer selling such assets) and the purchaser agree in writing, not later than the closing date of such transaction, that all Participants affected by such transaction shall not be considered to have incurred a Termination of Employment, and that the purchaser agrees to assume the obligation for payment of the Benefits of all such Participants in accordance with the Plan.

ARTICLE III

PARTICIPATION IN THE PLAN

3.1Eligibility.  An employee of a Participating Employer shall become a Participant in the Plan on the first date such employee is eligible for an Excess Benefit, Pension Make-Whole Benefit or Special Supplemental Benefit, in accordance with the following:

(a)

Each participant in the Pension Plan who has a fully vested interest in his or her Accrued Benefit under the Pension Plan and whose benefit under the Pension Plan is limited by reason of the application of Section 415 or Section 401(a)(17) of the Code shall be eligible for an Excess Benefit, determined in accordance with Section 4.2.

(b)

Each participant in the Pension Plan who has a fully vested interest in his or her Accrued Benefit under the Pension Plan and who also is a participant in the Deferred Compensation Plan shall be eligible for a Pension Make-Whole Benefit, determined in accordance with Section 4.3.

(c)

The Administrative Committee (or the person or persons delegated such authority by the Administrative Committee), in its sole discretion, shall designate the individuals, if any, who shall be eligible for Special Supplemental Benefits.

3.2Restricted Participation.  Notwithstanding any other provision of the Plan to the contrary, if the Administrative Committee determines that participation by one or more Participants shall cause the Plan as applied to any Participating Employer to be subject to Part 2, 3 or 4 of Subtitle B of Title I of ERISA, the entire interest of such Participants under the Plan shall be segregated from the Plan, and such Participants shall cease to have any interest under the Plan.  In the event the Participant has died, the foregoing provisions of this Section 3.2 shall apply to the Participant’s interest, if any, which is payable to the Participant’s surviving spouse or other beneficiary.

3.3No Contract of Employment.  The Plan does not constitute a contract of employment, and participation in the Plan will not give any employee the right to be retained in the employ of the Corporation or any Participating Employer nor any right or claim to any benefit under the Plan, unless such right or claim has specifically accrued under the terms of the Plan.

3.4Participation Freeze.  Participation in the Plan is frozen effective December 31, 2006, and no Employees shall become Participants after such date, subject to the following:

(a)

No Employee who is hired by a Participating Employer after December 31, 2006, or who was hired by a Non-Participating Employer prior to January 1, 2007, and transferred to a Participating Employer after December 31, 2006, shall be eligible to Participate in the Plan.

(b)	An Eligible Employee who was employed by a Participating Employer on December 31, 2006, but who had not satisfied the requirements of Section 3.1(b)

of the Pension Plan on such date, shall become a Participant on the first Entry Date after he satisfies such requirements, unless he elects not to become a Participant as provided in subparagraph (c) below.

(c)

The election of a Participant or Eligible Employee (as defined in the Pension Plan) to either cease accruing benefits as of December 31, 2006, under the Pension Plan, or not to become a Participant in the Pension Plan after December 31, 2006, shall also apply under this Plan. The Plan Benefit of a Participant who elects under the Pension Plan to cease accruing benefits shall thereafter be equal to his Plan Benefit as of December 31, 2006, which shall not be adjusted for subsequent changes in his Average Monthly Compensation, Years of Service, Projected Benefit Service, or Primary Social Security Benefit, but such Participant shall continue to earn Years of Service for purposes of vesting, and Points, and his Benefit shall be payable as otherwise provided herein.  An Eligible Employee who elects not to become a Participant in the Pension Plan shall thereafter be ineligible to become a Participant in this Plan.

(d)

Notwithstanding the foregoing, an Employee hired prior to December 31, 2006, and who did not elect to cease accruing benefits under the Pension Plan as of December 31, 2006, but who was not eligible for either an Excess Benefit or a Make-Whole Benefit prior to December 31, 2006, solely because his Qualified Benefit was not limited by the application of Section 415 or Section 401(a)(17) of the Code and he had not deferred any compensation under the Deferred Compensation Plan, shall be eligible to participate beginning with the first year in which he is eligible for either an Excess Benefit or a Make-Whole Benefit.

(e)	To the extent permitted by Section 4.4, an Employee not otherwise eligible to participate in the Plan may be eligible to receive a Special Supplemental Benefit.

ARTICLE IV

AMOUNT AND PAYMENT OF PLAN BENEFITS

4.1Plan Benefits.  Eligible Participants under the Plan shall receive an Excess Benefit, Pension Make-Whole Benefit or Special Supplemental Benefit, in the amount and payable at the times set forth in the following provisions of this Article 4.  Effective January 1, 2009, the amount of a Participant’s Excess Benefit and Pension Make-Whole Benefit shall be calculated as if the Participant’s Qualified Benefit had commenced as of the same date, and in the same form, as the Participant’s Excess Benefit and Pension Make-Whole Benefit, regardless of when and in what form the Qualified Benefit is paid, and no adjustment shall be made to the Excess Benefit or Pension Make-Whole Benefit when the Qualified Benefit commences.  To the extent a Supplemental Benefit is defined in whole or part by reference to the Qualified Benefit, the preceding sentence shall apply unless the terms of the Supplemental Benefit clearly provide for a different method of calculation.

4.2Excess Benefit.  As of any date, an eligible Participant’s “Excess Benefit” under the Plan shall be an amount equal to the Qualified Benefit the Participant would be eligible for under the Pension Plan as of such date if such Qualified Benefit were determined without regard to limitations of Section 415 and Section 401(a)(17) of the Code, reduced by the Participant’s Qualified Benefit as of such date.  A Participant’s Excess Benefit, if any, shall be paid at the time and in the form provided in Section 4.6.

4.3Pension Make-Whole Benefit.  As of any date, an eligible Participant’s “Pension Make-Whole Benefit” under the Plan shall be an amount equal to:

(a)

the Qualified Benefit the Participant would be eligible for under the Pension Plan as of such date if such Qualified Benefit were determined (i) without exclusion of compensation deferred under the Deferred Compensation Plan, and (ii) without regard to the limitations of Code Sections 415 and 401(a)(17), reduced by

(b)

the sum of (i) the Participant’s actual Qualified Benefit under the Pension Plan as of such date, and (ii) the amount of any Excess Benefit determined under Section 4.2 without regard to such deferred compensation.

A Participant’s Pension Make-Whole Benefit, if any, shall be paid at the time and in the form provided in Section 4.6.

4.4Special Supplemental Benefits.  The amount, if any, of a Participant’s “Special Supplemental Benefit” shall be determined by the Administrative Committee, shall be subject to such terms and conditions as the Administrative Committee may establish, and shall be payable at the times and in the form determined by the Administrative Committee.  Effective as of January 1, 2005, the time and form of payment of any Special Supplemental Benefit shall be specified by the Administrative Committee at the time the Administrative Committee establishes the Participant’s right to the Special Supplemental Benefit.  In the event that any right to a Special Supplemental Benefit was not fully vested on December 31, 2004, and is not amended not later than December 31, 2008 to specify the time and form of payment in a manner that satisfies the requirements of Section 409A, such Special Supplemental Benefit shall be paid in the form specified in Section 4.6. The Administrative Committee, in its sole discretion, may delegate its authority under this Section 4.4 to any person or persons in connection with the award of Special Supplemental Benefits to a particular Participant, a class of Participants, or all Participants.  All rights to Special Supplemental Benefits shall be set forth in writing, which writing may include an employment contract or similar agreement, and a copy of all actions taken by the Administrative Committee or its delegate with respect to Special Supplemental Benefits under the Plan shall be sent to the Corporate Counsel in charge of the Company’s employee benefit plans.  Anything else contained herein to the contrary notwithstanding, no person shall have any right to a Special Supplemental Benefit in the absence of a written instrument setting forth the terms of such Special Supplemental Benefit.

4.5Actuarial Equivalence. To the extent applicable, the benefits payable to any person under the Plan shall be determined by applying the appropriate interest rate and other actuarial assumptions set forth in the Pension Plan.

4.6Time and Form of Payment.

(a)

The Benefit (excluding for all purposes of this Section 4.6 any Special Supplemental Benefit unless otherwise provided in Section 4.4) of the following Participants shall commence at the same time and be paid in the same manner as the Participant’s Qualified Benefit:  (i) Participants whose Qualified Benefit commences not later than December 31, 2008, and (ii) Participants whose entire Benefit was fully accrued and vested on December 31, 2004.

(b)

The Benefit of a Participant who is not described in paragraph (a) shall become payable upon the later of the occurrence of the first day of the month following the Participant’s Termination of Employment or, in the case of a Participant who was a Participant prior to December 31, 2008, a specified date, if any, elected by the Participant in accordance with paragraph (c) (in either case, the “Commencement Date”).  Such Benefit shall be paid in the following form:

(i)

If the actuarial present value of the Benefit as of the Commencement Date does not exceed $50,000, the Benefit shall be paid in a lump sum equal to the actuarial present value, which payment shall be in full satisfaction of the Participant’s right to the Benefit.  Such payment shall be made not later than 90 days following the Commencement Date, subject to paragraph (d).  For purposes of determining whether the present value of the Benefit exceeds $50,000, any Special Supplemental Benefit shall be included if and only if the terms of the agreement creating the Special Supplemental Benefit provided for the Special Supplemental Benefit to be paid at the same time and in the same form as remainder of the Benefit not later than the later of the date the Participant first had a legally binding right to the Special Supplemental Benefit or December 31, 2008, and in such event the Special Supplemental Benefit shall be included notwithstanding any change in the terms of the Special Supplemental

Benefit after such date.  If the preceding sentence does not apply, the Special Supplemental Benefit shall not be included in determining whether the present value exceeds $50,000, and the provisions of this paragraph (b) shall be applied separately to the Special Supplemental Benefit.

(ii)

If the actuarial present value of the Benefit exceeds $50,000 as of the Commencement Date, Benefit shall be paid in a monthly life annuity of the type set forth below.  The first annuity payment shall be paid, subject to paragraph (d), on the first day of the month following the first month beginning with month that includes the Commencement Date in which the Participant’s has accumulated at least 65 Points (the “Annuity Start Date.”)

(A)	If the Participant’s Qualified Benefit commences as of or prior to the Annuity Start Date, his Benefit shall be paid in the same form of annuity as the Qualified Benefit.
(B)

If the Participant’s Qualified Benefit has not yet commenced by the Annuity Start Date, and the Participant is not married on the Annuity Start Date, his Benefit shall be paid in an annuity for the life of the Participant with no survivor benefits.

(C)

If the Participant’s Qualified Benefit has not yet commenced by the Annuity Start Date, and the Participant is married on Annuity Start Date, his Benefit shall be paid in an annuity that pays an actuarially reduced benefit to the Participant during the Participant’s life, and pays 50% of such annuity to the Participant’s spouse for the balance of the spouse’s life if the spouse survives the Participant.  No adjustment to such annuity shall be made if the Participant’s spouse predeceases the Participant or the Participant and this spouse are divorced after the Annuity Start Date.

(D)

The Administrative Committee may permit a Participant to elect a different form of annuity that is treated as a life annuity for purposes of Section 409A.  Anything else contained herein to the contrary notwithstanding, all forms of life annuity shall be actuarially equivalent as defined in Section 409A, and any procedures adopted by the Administrative Committee to permit Participant’s to elect different forms of annuity shall comply with the requirements of Section 409A.

(c)

Each person who was a Participant prior to January 1, 2009, and who is anticipated to have a Benefit accrued under this Plan as of December 31, 2008 (as determined by the Administrative Committee in its sole discretion) may elect a Commencement Date, which shall be either the first day of a specific month or the first day of the month following the date on which the Participant attains a specified age.  Such elections shall apply to the Participant’s entire Benefit (including any Special Supplemental Benefit to be paid in the same form as the Benefit), and shall be made, in writing, in accordance with procedures specified by the Administrative Committee, not later than December 31, 2008, and shall not thereafter be revoked or changed; provided that no such election shall cause any amount to be paid in 2008 that would otherwise have been paid in a later year, or cause any amount that would otherwise have been paid in 2008 to be paid in a later year, and such elections shall otherwise comply with the requirements for transitional relief under IRS Notice 2007-86.  An agreement (including a provision of an employment agreement) entered into between a Participant and the Corporation not later than December 31, 2008, that refers specifically to this Plan and specifies a time and/or form of payment of the Participant’s Benefit shall constitute an election for purposes of this paragraph (c), and, in lieu of a specific date, may provide for the Participant’s Commencement Date to occur upon the Participant’s separation from service or the occurrence of any other event that satisfies the requirements of Section 409A.

(d)

If a Participant’s Commencement Date is the first day of the month following his Termination of Employment, and the Participant is a specified employee as hereinafter defined on the Commencement Date, payment of his Benefit shall be deferred until six months after his Termination of Employment, as described below.  If payment is to be made in a lump sum (based on actuarial present value as of the Commencement Date), the lump sum shall be paid on the first day of the seventh month following the month that includes the Termination of Employment, and the amount shall be recalculated as of such date even if such recalculated amount exceeds $50,000.  If payment is to be made in an annuity, the first annuity payment shall be paid on the later of the first day of the seventh month following the month that includes the Termination of Employment or the Annuity Start Date, but if such date is later than the Annuity Start Date the annuity payments shall be calculated as of the Annuity Start Date, and the Participant shall receive a supplemental payment, with or following the first annuity payment, equal to the sum, without interest, of the annuity payments that would have been paid prior to such date but for this paragraph (d).  For purposes of this paragraph (d), the term “specified employee” shall have the same meaning as in the Baxter International Inc. and Subsidiaries Deferred Compensation Plan.

(e)

Anything else contained herein to the contrary notwithstanding, the Administrative Committee at any time in its sole discretion may distribute to any Participant the entire actuarial present value of his Benefit (including any Special Supplemental Benefit) in a single lump sum in full satisfaction of his rights under the Plan, provided that the entire interest of the Participant in all other plans required to be aggregated with the Plan pursuant to Treas. Reg. §1.409A-1(c)(2) is also distributed and that the total amount distributed does not exceed the limit in effect under Section 402(g) of the Code at the time of distribution.

4.7Death Benefits.

(a)

If a Participant whose Benefit is payable in an annuity dies after the Annuity Start Date, the only death benefit payable shall be the survivorship benefit, if any, payable under the applicable form of annuity.

(b)

If a Participant whose Benefit is payable in a lump sum dies after his Commencement Date but before actual payment of his Benefit (including but not limited to a Participant whose benefit is deferred pursuant to Section 4.6(d)), the lump sum payment shall be made to his Beneficiary as soon as practical, but not more than 90 days after the date of his death.

(c)

If a Participant either dies prior to his Commencement Date, or after his Commencement Date but prior to his Annuity Start Date if his Benefit is payable as an annuity, and if his Beneficiary is entitled to a pre-retirement survivor annuity under the Pension Plan (or would be entitled to a preretirement survivorship benefit but for the fact that payment of his Qualified Benefit had commenced at the time of his death), his Beneficiary shall be entitled to a preretirement survivor benefit (the “Survivor Benefit”) under the terms of this paragraph (c).  The Survivor Benefit shall be paid on the first day of the first month following the month that includes the Participant’s death in which the Participant either had completed 65 Points, or would have completed 65 Points had he not died.  The Survivor Benefit shall be paid in a single lump sum equal to the actuarial present value of the excess of (i) the amount of the preretirement survivor annuity that would be paid to the Beneficiary under the Pension Plan if the Participant’s Benefit were calculated with the adjustments described in Sections 4.2 and 4.3 (and included the Special Supplemental Benefit, if applicable), over (ii) the amount of pretirement survivor annuity actually payable under the Pension Plan, in both cases calculated as if payment of the preretirement survivor annuity under the Pension Plan commenced on the date of payment of the Survivor Benefit.

(d)

Notwithstanding the foregoing, if a Participant whose benefit is paid in the form of an annuity and whose Benefit is deferred pursuant to Section 4.6(d) dies after his Annuity Start Date but before the date to which payment of his benefit is deferred, his Beneficiary shall not receive a Survivor Benefit under paragraph (c), but shall instead receive whatever survivorship benefits are provided by the Participant’s form of annuity, determined as if payment had commenced on the Annuity Start Date, and in addition shall receive a payment equal to the annuity payments that would have been paid prior to the Participant’s death but for the requirement of Section 4.6(d).

(e)

Except as otherwise provided in this Section 4.7, no person shall receive any form of death or survivorship benefits following the death of a Participant, whether before or after his Commencement Date.

4.8Withholding Taxes.  Benefits and payments under the Plan are subject to the withholding of all applicable taxes.  Notwithstanding any provision of the Plan to the contrary, a Participant’s initial benefit payment under the Plan shall be in an amount sufficient pay any remaining employment tax required to be withheld with respect to Plan benefits.  To the extent such amount is in excess of the first distribution that would otherwise have been made based on the form of benefit elected by the Participant, subsequent payments will not begin until the aggregated payments that would have been made under the form of benefit elected by the Participant exceed the amount of such initial distribution.

4.9Compliance with Section 409A.  Anything else in this Plan to the contrary notwithstanding, effective January 1, 2005, the Plan is intended to comply in all regards with Section 409A and shall be so construed and administered.  Without limiting the generality of the preceding sentence, (i) in no event shall any benefit under the Plan be paid at any time other than under the terms of the Plan as in effect on the date on which the Participant first acquires a legal right to such benefit (whether or not vested), whether by amendment of the Plan, exercise of the Administrative Committee’s discretion, or otherwise, except as permitted by Section 409A, and (ii) in the event that the Administrative Committee, in its sole discretion, determines that any time or form of payment provided for in the Plan, or the existence of a right to elect a time or form of distribution (including without limitation the payment of benefits in the same form elected by a Participant under the Pension Plan), would cause the Plan to fail to meet the requirements of Section 409A, or otherwise cause Participants to be subject to any adverse federal income tax consequences, such provision shall to the maximum extent permitted by law be deemed amended to the extent required to comply with Section 409A, or the Plan shall be construed as if such provision were not included therein.  The restrictions of Section 409A shall apply to the entire benefit of a Participant if any portion of the Participant’s benefit was accrued or vested on or after January 1, 2005, but shall not apply to a Participant whose entire benefit was accrued and vested prior to such date.

4.10Correction of Errors.  The Administrative Committee shall have the authority to correct any error in the calculation of Benefits, regardless of the reason for the error and regardless of whether payment of the Benefit has commenced.  By his participation in the Plan and acceptance of Benefits hereunder, each Participant agrees that he will promptly repay to the Plan any Benefit or other payment that exceeds the amount to which he was entitled under the Plan (an “excess payment”), and will hold any excess payment, and any proceeds of any excess payment, or property acquired with any excess payment, in trust for the benefit of the Plan, which trust shall remain in effect, and shall continue to apply to any excess payment, proceeds or other property even if transferred to a third party, until the total amount of the excess payment has been repaid to the Plan.  The Administrative Committee may, on behalf of the Plan, commence an action to enforce such trust, or take any other available action in law or equity, including setting off any other amount owed to the Participant, to recover such excess payment.

ARTICLE V

ADMINISTRATION

5.1Administrative Committee.  The Plan is administered by the Administrative Committee, which is the “administrator” for purposes of Section 3(16)(A) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”).  Baxter has appointed the members of the Administrative Committee to administer the Plan.  Members of the Administrative Committee may be Participants in the Plan.

5.2Administrative Committee Powers.  The Administrative Committee has such powers as may be necessary to discharge its duties hereunder, including, but not by way of limitation, the following powers, rights and duties:

(a)

Interpretation of Plan.  The Administrative Committee has the power, right and duty to construe, interpret and enforce the Plan provisions and to determine all questions arising under the Plan including, but not by way of limitation, questions of Plan participation, eligibility for Plan benefits and the rights of employees, Participants, Beneficiaries and other persons to benefits under the Plan and to determine the amount, manner and time of payment of any benefits hereunder;

(b)

Plan Procedures.  The Administrative Committee has the power, right and duty to adopt procedures, rules, regulations and forms to be followed by employees, Participants, Beneficiaries and other persons or to be otherwise utilized in the efficient administration of the Plan which may alter any procedural provision of the Plan without the necessity of an amendment, and which procedures may provide for any election or consent to be made, or any other action to be taken (including without limitation filing claims and requesting review of denied claims), by electronic mail, internet website, telephone or voice response system or other electronic method to the extent permitted by applicable law;

(c)

Benefit Determinations.  The Administrative Committee has the power, right and duty to make determinations as to the rights of employees, Participants, Beneficiaries and other persons to benefits under the Plan and to afford any Participant or beneficiary dissatisfied with such determination with rights pursuant to a claims procedure adopted by the Committee; and

(d)

Allocation of Duties.  The Administrative Committee is empowered to employ agents (who may also be employees of Baxter) and to delegate to them any of the administrative duties imposed upon the Administrative Committee or Baxter.

(e)

Plan Amendments.  The Administrative Committee has the power and right, at any time, to amend or supplement the Plan.  Notwithstanding the foregoing provisions of this Section 5.2(e), no amendment of the Plan shall reduce the benefit to which a Participant would be entitled if he had terminated employment immediately prior to the adoption of the resolution amending the Plan; provided, however, the Administrative Committee or Corporation, as applicable, may amend the Plan at any time to take effect retroactively or otherwise, as deemed necessary or advisable for purposes of conforming the Plan to any present or future law, regulations or rulings relating to plans of this or a similar nature.

5.3Effect of Administrative Committee Decisions.  Any ruling, regulation, procedure or decision of the Administrative Committee will be conclusive and binding upon all persons affected by it.  There will be no appeal from any ruling by the Administrative Committee which is within its authority, except as provided in Section 5.4 below.  When making a determination or a calculation, the Administrative Committee will be entitled to rely on information supplied by any Employer, accountants and other professionals including, but not by way of limitation, legal counsel for Baxter or any Employer.

5.4Claims Procedure.  Each person entitled to benefits under the Plan (the “Applicant”) must submit a written claim for benefits to the Administrative Committee.  Such claim shall be filed not more than one year after the Applicant knows, or with the exercise of reasonable diligence would know, if the basis for the claim. A formal claim shall not be required for the distribution of a Participant’s Accounts in the ordinary course of business, but in any case a claim that relates to a dispute over the amount of a distribution shall be filed not more than one year after payment of the distribution commences.  The Administrative Committee may, in its sole discretion accept a claim that is filed late if it determines that special circumstances warrant acceptance of the claim.

If a claim for benefits by the Applicant is denied, in whole or in part, the Administrative Committee, or its delegate, shall furnish the Applicant within 90 days after receipt of such claim, a written notice which specifies the reason for the denial, refers to the pertinent provisions of the Plan on which the denial is based, describes any additional material or information necessary for properly completing the claim and explains why such material or information is necessary, and explains the claim review procedures of this Section 5.4.  Such notice will further describe that the Applicant has a right to bring a civil action under Section 502 of ERISA if his claim is denied after an appeal and review.  The 90 day period may be extended by up to an additional 90 days if special circumstances required, in which event the Applicant shall be notified in writing by the end of the initial 90 day period of the reason for the extension and an estimate of when the claim will be processed.

Any Applicant whose claim is denied under the provisions described above, or who has not received from the Administrative Committee a response to his claim within the time periods specified in the provisions described above may request a review of the denied claim by written request to the Administrative Committee within 60 days after receiving notice of the denial.  If such a request is made, the Administrative Committee shall make a full and fair review of the denial of the claim and shall make a decision not later than 60 days after receipt of the request, unless special circumstances (such as the need to hold a hearing) require an extension of time, in which case a decision shall be made as soon as possible but not later than 120 days after receipt of the request for review, and written notice of the reason for the extension and an estimate of when the review will be complete  shall be given to the Applicant before the commencement of the extension.  The decision on review shall be in writing and shall include specific reasons for the decision and specific references to the pertinent provisions of the Plan on which the decision is based.  Such notice will further describe that the Applicant has a right to bring a civil action under Section 502 of ERISA.

No person entitled to benefits under the Plan shall have any right to seek review of a denial of benefits, or to bring any action to enforce a claim for benefits, in any court or administrative agency prior to his filing a claim for benefits and exhausting all of his rights under this Section 5.4, or more than 180 days after he receives the Administrative Committee’s decision on review of the denial of his claim.  Although not required to do so, an Applicant, or his representative, may choose to state the reason or reasons he believes he is entitled to benefits, and may choose to submit written evidence, during the initial claim process or review of claim denial process.  However, failure to state any such reason or submit such evidence during the initial claim process or review of claim denial process, shall permanently bar the Applicant, and his successors in interest, from raising such reason or submitting such evidence in any forum at any later date.  An Applicant whose claim is denied initially or on review is entitled to receive, on request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to such claim for benefits.

5.5Action by Administrative Committee.  Action by the Administrative Committee will be subject to the following special rules:

(a)	Meetings and Documents. The Administrative Committee may act by meeting or by document signed without meeting and documents may be signed through the use of a single document or concurrent documents.
(b)

Action by Majority.  The Administrative Committee will act by a majority decision which action will be as effective as if such action had been taken by all Administrative Committee members, provided that by majority action one or more Administrative Committee members or other persons may be authorized to act with respect to particular matters on behalf of all Administrative Committee members.

(c)

Resolving Deadlocks.  If there is an equal division among the Administrative Committee members with respect to any question a disinterested party may be selected by a majority vote to decide the matter.  Any decision by such disinterested party will be binding.

5.6Indemnity.  To the extent permitted by applicable law and to the extent that they are not indemnified or saved harmless under any liability insurance contracts, any present or former Administrative Committee members, officers, or directors of Baxter, the Employers or their subsidiaries or affiliates, if any, will be indemnified and saved harmless by the Employers from and against any and all liabilities or allegations of liability to which they may be subjected by reason of any act done or omitted to be done in good faith in the administration of the Plan, including all expenses reasonably incurred in their defense in the event that Baxter fails to provide such defense after having been requested in writing to do so.

ARTICLE VI

AMENDMENT AND TERMINATION

6.1Amendment and Termination.  As indicated in Section 5.2 above, the Administrative Committee may, at any time, amend or supplement the Plan.  The Board of Directors of the Corporation may, at any time, terminate the Plan.  Notwithstanding the foregoing provisions of  Sections 5.2 or  6.1, neither an amendment or termination of the Plan shall reduce the benefit to which a Participant would be entitled if he had terminated employment immediately prior to the adoption of the resolution amending or terminating the Plan; provided, however, the Administrative Committee or Corporation, as applicable, may amend or terminate the Plan at any time to take effect retroactively or otherwise, as deemed necessary or advisable for purposes of conforming the Plan to any present or future law, regulations or rulings relating to plans of this or a similar nature.  Upon termination of the Plan, all benefits accrued through the date of termination shall be paid as provided herein; provided that the Administrative Committee may, to the extent permitted under Section 409A, provide for the payment of actuarially equivalent lump sums in full satisfaction of some or all of the accrued benefits.

6.2Successors and Assigns.  The obligations of the Corporation and the Participating Employers under the Plan shall be binding upon any assignee or successor in interest thereto.

ARTICLE VII

MISCELLANEOUS

7.1Unfunded Plan.  This Plan is intended to be an unfunded retirement plan maintained primarily to provide retirement benefits for a select group of management or highly compensated employees.  All credited amounts are unfunded, general obligations of the appropriate Participating Employer.  This Plan is not intended to create an investment contract, but to provide retirement benefits to eligible employees who participate in the Plan.  Eligible employees are members of a select group of management or are highly compensated employees, who, by virtue of their position with a Participating Employer, are uniquely informed as to such Participating Employer’s operations and have the ability to affect materially Participating Employer’s profitability and operations.

7.2Unsecured General Creditor.  In the event of a Participating Employer’s insolvency, Participants and their Beneficiaries, heirs, successors and assigns will have no legal or equitable rights, interest or claims in any property or assets of such Participating Employer, nor will they be Beneficiaries of, or have any rights, claims or interests in any life insurance policies, annuity contracts or the proceeds therefrom owned or which may be acquired by such Participating Employer (the “Policies”) greater than those of any other unsecured general creditors.  In that event, any and all of the Participating Employer’s assets and Policies will be, and remain, the general, unpledged, unrestricted assets of Participating Employer.  Participating Employer’s obligation under the Plan will be merely that of an unfunded and unsecured promise of Participating Employer to pay money in the future.

7.3Nonassignability.  Neither a Participant nor any other person will have any right to commute, sell, assign, transfer, pledge, anticipate, mortgage or otherwise encumber, transfer, hypothecate or convey in advance of actual receipt the amounts, if any, payable hereunder, or any part thereof, which are, and all rights to which are, expressly declared to be nonassignable and nontransferable.  No part of the amounts payable will, prior to actual payment, be subject to seizure or sequestration for the payment of any debts, judgments, alimony or separate maintenance owed by a Participant or any other person, nor be transferable by operation of law in the event of a Participant’s or any other person’s bankruptcy or insolvency.

7.4Not a Contract of Employment.  The terms and conditions of this Plan will not be deemed to constitute a contract of employment between a Participant and such Participant’s Participating Employer, and neither the Participant nor the Participant’s beneficiary will have any rights against such Participant’s Participating Employer except as may otherwise be specifically provided herein.  Moreover, nothing in this Plan is deemed to give a Participant the right to be retained in the service of his or her Participating Employer or to interfere with the right of such Participating Employer to discipline or discharge him or her at any time.

7.5Protective Provisions.  A Participant will cooperate with the Corporation by furnishing any and all information requested by the Corporation, in order to facilitate the payment of benefits hereunder.

7.6Governing Law.  The provisions of this Plan will be construed and interpreted according to the laws of the State of Illinois, to the extent not preempted by ERISA.

7.7Severability.  In the event any provision of the Plan is held invalid or illegal for any reason, any illegality or invalidity will not affect the remaining parts of the Plan, but the Plan will be construed and enforced as if the illegal or invalid provision had never been inserted, and the Corporation will have the privilege and opportunity to correct and remedy such questions of illegality or invalidity by amendment as provided in the Plan, including, but not by way of limitation, the opportunity to construe and enforce the Plan as if such illegal and invalid provision had never been inserted herein.

7.8Notice.  Any notice or filing required or permitted to be given to the Corporation or the Administrative Committee under the Plan will be sufficient if in writing and hand delivered, or sent by registered or certified mail to any member of the Administrative Committee, or to the Corporation’s Chief Financial Officer and, if mailed, will be addressed to the principal executive offices of the Corporation.  Notice to a Participant or beneficiary may be hand delivered or mailed to the Participant or beneficiary at his or her most recent address as listed in the employment records of the Corporation.  Notices will be deemed given as of the date of delivery or mailing or, if delivery is made by certified or registered mail, as of the date shown on the receipt for registration or certification.  Any person entitled to notice hereunder may waive such notice.

7.9Successors.  The obligations of the Corporation and the Participating Employers under the Plan shall be binding upon any assignee or successor in interest thereto.  The provisions of this Plan will bind and inure to the benefit of the Corporation and the Participating Employers, the Participants and Beneficiaries, and their respective successors, heirs and assigns.  The term successors as used herein will include any corporate or other business entity, which, whether by merger, consolidation, purchase or otherwise acquires all or substantially all of the business and assets of the Corporation, and successors of any such corporation or other business entity.

7.10Action by Corporation.  Except as otherwise provided herein, any action required of or permitted by the Corporation under the Plan will be by resolution of the Compensation Committee or any person or persons authorized by resolution of the Compensation Committee.

7.11Effect on Benefit Plans.  Amounts paid under this Plan, will not by operation of this Plan be considered to be compensation for the purposes of any benefit plan maintained by any Participating Employer.   The treatment of such amounts under other employee benefit plans will be determined pursuant to the provisions of such plans.

7.12Participant Litigation.  In any action or proceeding regarding the Plan, employees or former employees of the Corporation or a Participating Employer, Participants, Beneficiaries or any other persons having or claiming to have an interest in this Plan will not be necessary parties and will not be entitled to any notice or process.  Any final judgment which is not appealed or appealable and may be entered in any such action or proceeding will be binding and conclusive on the parties hereto and all persons having or claiming to have any interest in this Plan.  To the extent permitted by law, if a legal action is begun against the Corporation, a

Participating Employer, the Administrative Committee, or any member of the Administrative Committee by or on behalf of any person and such action results adversely to such person or if a legal action arises because of conflicting claims to a Participant’s or other person’s benefits, the costs to such person of defending the action will be charged to the amounts, if any, which were involved in the action or were payable to the Participant or other person concerned.  To the extent permitted by applicable law, acceptance of participation in this Plan will constitute a release of the Corporation, each Participating Employer, the Administrative Committee and each member thereof, and their respective agents from any and all liability and obligation not involving willful misconduct or gross neglect.

***

IN WITNESS WHEREOF, the undersigned has caused this Amended and Restated Plan to be executed this 18th day of December, 2014.

BAXTER INTERNATIONAL INC.
ADMINISTRATIVE COMMITTEE

By:/s/ Salvatore Dadouche___________
Salvatore Dadouche
Administrative Committee Member